UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2019 (July 29, 2019)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NLNK	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Separation Agreement

In connection with the previously announced retirement of Charles J. Link, Jr, M.D. to be effective August 3, 2019, Dr. Link entered into a separation agreement (the “Separation Agreement”) with NewLink Genetics Corporation (the “Company”), effective August 3, 2019. Under the Separation Agreement, Dr. Link will be entitled to: (i) a pro-rated 2019 bonus payment, (ii) lump sum payment equal to 24 months of his current base salary, (iii) reimbursement for COBRA coverage for a period up to 18 months, and (iv) acceleration by 12 months of certain unvested stock options and restricted stock units. In addition, Dr. Link will receive an option grant for 331,258 shares of common stock which becomes exercisable beginning November 3, 2019, and extension of the post-termination exercise period by two years for certain vested options. If a priority review voucher is issued in connection with the Ebola vaccine licensed to Merck Sharp & Dohme Corp., Dr. Link would be eligible to receive up to 0.5% of the net amount realized by the Company from the monetization that voucher. To be eligible for the separation benefits described above, Dr. Link must comply with his obligations under the Separation Agreement and provide a release of claims.

The foregoing description of the terms and conditions of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2019.

Appointment of Principal Executive Officer

On July 29, 2019, the Board appointed Mr. Brad J. Powers as the Principal Executive Officer of the Company, effective August 3, 2019. Mr. Powers is one of four members of the Office of Chief Executive Officer that was established by the Board of Directors effective August 3, 2019.

Mr. Powers, age 40, is currently the General Counsel of the Company. He has held the position since August 2015. Prior to joining the Company, Mr. Powers served as the General Counsel of Kinze Manufacturing, the largest privately-held agricultural equipment manufacturer in North America, since March 2013.

Mr. Powers received a B.S. degree in biology and a M.S. degree in bioinformatics and computational biology from Iowa State University and a J.D. from Drake University Law School.

There are no arrangements or understandings between Mr. Powers and any other persons pursuant to which Mr. Powers was named Principal Executive Officer of the Company. Mr. Powers does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to become a director or executive officer. Mr. Powers does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated:    August 2, 2019

NewLink Genetics Corporation

By:	/s/ Carl W. Langren
Carl W. Langren
Its:	Chief Financial Officer